SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM 12b-25

                         SEC File Number 13-4051167

                        NOTIFICATION OF LATE FILING

(Check One):  [  ] Form 10-K   [_] Form 11-K   [_] Form 20-F   [X] Form 10-Q
[_] Form N-SAR

For Period Ended: June 30,2001

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                  PART I

                          REGISTRANT INFORMATION

Navarone, Inc.
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Full Name of Registrant


N/A
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Former Name if Applicable


c/o Judy Shelton, 1106 West Choctaw Street
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Address of Principal Executive Office (Street and Number)

Broken Bow, OK 74728
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City, State and Zip Code



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                                  PART II

                          RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]        (a)  The reasons described in reasonable detail in Part  III  of
this form could not be   eliminated without unreasonable effort or expense;

[X]        (b)   The subject annual report, semi-annual report,  transition
report  on  Form  10-K,     Form      20-F, Form 11-K  or  Form  N-SAR,  or
portion  thereof  will  be  filed on or  before    the  15th  calendar  day
following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                 PART III

                                 NARRATIVE

     The Company needs additional time to complete the preparation of its financial statements.

                                  PART IV

                             OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Judy Shelton            (580) 584-5499
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                    (Name)          (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
answer is no, identify report(s).    [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?                     [ ] Yes  [X] No




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Navarone, Inc.
---------------------------------------------------------
(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date August 14, 2001             By  /s/ Judy Shelton,  President
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